UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2014

Uwharrie Capital Corp

(Exact name of registrant as specified in its charter)

North Carolina	000-22062	56-1814206
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 North First Street, Albemarle, NC	28001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 982-4415

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Supplemental Retirement Plan. Effective December 18, 2014, the Registrant elected to add Roy David Beaver, III, who is the Registrant’s Chief Financial Officer, as a participant under the Registrant’s Supplemental Executive Retirement Plan (the “Plan”), commencing in 2015. Under the Plan, the Registrant intends to make annual contributions in the amount of $15,000 for the benefit of Mr. Beaver.

The Plan is a non-qualified deferred compensation plan maintained by the Registrant for certain of its executive officers. Plan benefits accrue and vest during the period of employment, and can be paid in one lump sum payment or in fixed monthly benefit payments for up to ten years commencing with the participating officer’s retirement or separation from service under certain circumstances. The Plan is structured as a defined contribution plan and the Registrant’s expected annual funding contribution for each participant is calculated through the participant’s expected retirement date. Under the terms of the Plan, the Registrant has reserved the absolute right, at its sole discretion, to either fund or refrain from funding the Plan.

Change in Control Agreement. On January 15, 2015, the Registrant’s board of directors approved the entry into a Change in Control Severance Agreement with Mr. Beaver. Under the agreement, Mr. Beaver would be entitled to certain severance benefits if his employment is terminated under certain circumstances that would constitute a “covered termination” under the agreement. A covered termination means (i) executive’s dismissal or discharge for reasons other than “cause” (as defined in the agreement), death or disability or (ii) executive’s termination of his own employment for “good reason” (as defined in the agreement), either of which occurs within 12 months following the effective date of a “change in control” (as defined in the agreement). If a covered termination occurs, Mr. Beaver would be entitled to:

•	A lump sum cash severance payment equal to the executive’s annual base salary, which salary is currently set at $165,000;

•	Have the vesting on all his then-outstanding compensatory equity awards accelerated, if unvested, as of the employment termination date; and

•	Up to twelve months of company paid premium reimbursements for executive and his eligible dependents if executive is eligible for and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Such severance benefits may be subject to a cut-back if such payments constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, if such cut-back would result in a higher after-tax amount being paid to the executive.

Under the Change in Control Severance Agreement, Mr. Beaver is also agreeing to certain non-competition covenants that are operable during the term of the agreement and for a period of at least 12 months following the date Mr. Beaver’s employment is terminated. Further, Mr. Beaver’s right to receive the severance benefits set forth in the agreement is subject to Mr. Beaver executing, and not revoking, a separation agreement and release of claims in a form acceptable to the Registrant. Mr. Beaver and the Registrant have agreed to an effective date of January 1, 2015 for the Change in Control Severance Agreement.

A copy of Mr. Beaver’s Change in Control Severance Agreement is included as Exhibit 10.1 to this current report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Change in Control Severance Agreement with Roy David Beaver, III

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UWHARRIE CAPITAL CORP

By:	/s/ Roger L. Dick
Roger L. Dick
President and Chief Executive Officer

Dated: June 30, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Change in Control Severance Agreement with Roy David Beaver, III